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EXHIBIT 5.1


                               SUSAN E. BRYANT, P.C.
                                   Attorney at Law
                                 6 Forest Park Drive
                                 Post Office Box 444
                             Farmington, CT 06034-0444
                                 Tel: 860-674-0111
                                 Fax: 860-674-0111
                                Email: sebry@aol.com


October 6, 1999


Virginia Gas Company
200 East Main Street
Abingdon, VA  24210


Re:      Registration on Form S-8
         Virginia Gas Company 1998 Stock Option Plan


Gentlemen:


You have requested our opinion with respect to certain matters in connection with the filing by Virginia Gas Company (Company) of a Registration Statement on Form S-8 (Registration Statement) with the Securities and Exchange Commission covering the offering of up to 290,000 shares of the Company's Common Stock, par value $.001 per share (Shares). The Shares will be issued on the exercise of options issued under the Virginia Gas Company 1998 Stock Option Plan (Plan). In connection with rendering this opinion, we have examined the Certificate of Incorporation and Bylaws of the Company, each as amended to date; such records of the corporate proceedings of the Company as we deemed material; the Registration Statement; the Plan; and such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion. As to facts material to our opinion, we have relied upon certificates or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or representatives or officers thereof. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified, photostatic or facsimile copies, the authenticity of the originals of such copies and the authenticity of telephonic confirmations of public officials and others.

Based upon the foregoing and subject to the qualifications discussed below, it is our opinion that the Shares (excluding Shares paid for by promissory notes or other form of credit), when paid for and issued under the terms of the Plan, the Option Agreements, the Registration Statement and any prospectuses included or incorporated by reference in such Registration Statement, will be validly issued, fully paid and nonassessable.

This opinion is governed by, and must be interpreted in accordance with, the Legal Opinion Accord (Accord) of the ABA Section of Business Law (1991). This opinion is subject to a number of qualifications, exceptions, definitions, limits on coverage and other limitations described in the Accord. Therefore, this opinion should be read in conjunction with the Accord.

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You are furthermore advised that we are not licensed to practice law under the laws of the State of Delaware or the Commonwealth of Virginia. Consequently, the opinions set forth herein necessarily reflect only our understanding of the applicability of the Delaware and Virginia General Corporation Laws, as determined through such research and review of such laws as we have deemed proper.

This opinion is as of the date hereof and we make no undertaking to supplement this opinion to advise you of any changes which thereafter may be brought to our attention or changes in laws which may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


Very truly yours,

Susan E. Bryant, P.C.

/s/ SUSAN E. BRYANT